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                           EXHIBIT 11



FOR IMMEDIATE RELEASE
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                    Contact:  William J. Rotenberry
                              Director of Corporate Development
                              312-454-2921


        JOSLYN BOARD RECOMMENDS ITS SHAREHOLDERS REJECT
             DANAHER OFFER; MEETINGS TO CONTINUE

     CHICAGO, August 4, 1995 - Joslyn Corporation (NASDAQ:JOSL) announced today that its Board of Directors has recommended that its shareholders reject the $32 per share tender offer from Danaher Corporation.

     In a letter being mailed to Joslyn shareholders, Joslyn Board Chairman William E. Bendix and Chief Executive Officer L.G. Wolski said that the Joslyn Board has not reached a conclusion that Joslyn should be sold. However, Joslyn is in the midst of providing further information to Danaher in an effort to cause it to raise its bid. In addition, Joslyn has entered into confidentiality agreements with other potentially interested parties and is seeking to develop their interest in a transaction at higher than $32 per share.